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                                                                   EXHIBIT 10.15

                                   GUARANTEE
                                   ---------

                    In consideration of and in order to induce Herzog, Heine, Geduld, Inc. (hereinafter "Herzog") to enter into a Clearing Agreement with E*Trade Securities, Inc. (hereinafter "Correspondent"), the corporation who guarantees the obligations of Correspondent under this Agreement, Trade Plus, Inc., by executing the signature line designated for such purpose at the end of this Agreement (the "Guarantor") does hereby guarantee the due and timely performance by Correspondent of each and every of Correspondent's obligations under the Agreement and shall immediately pay any amount that is not paid by Correspondent when due to Herzog and its permitted successors and assigns under the Agreement. This is an absolute, unconditional, unlimited and irrevocable guarantee of payment and may be proceeded upon by Herzog or a Herzog lndemnified Person without filing any action against Correspondent or after any action against Correspondent has been commenced. Guarantor grants to Herzog a first lien and security interest in any and all money and securities of Guarantor held by Herzog. Herzog shall have the unlimited right to set-off any amounts owed to it by Guarantor against any obligation of Herzog to Guarantor. Herzog also shall have the absolute and unlimited right to sell, transfer, or liquidate any of the assets in any of Guarantor's accounts with Herzog for any amounts owed to it by Correspondent or Guarantor. The obligations of the Guarantor shall not be discharged or impaired or otherwise affected by the failure of Herzog or a Herzog Indemnified Person to assert, claim demand or enforce any remedy under this Agreement, nor by waiver, modification or amendment of this Agreement or any compromise, settlement or discharge of obligations of Correspondent under this Agreement, or any release or impairment of any collateral by Herzog or a Herzog Indemnified Person.

                    Guarantor hereby waives any provision of any statute or judicial decision otherwise applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of performance by an obligor with respect to whose obligations the guarantee or surety is provided. This Guarantee shall survive the termination of the Agreement and shall also remain in full force and effect with respect to any claims for indemnification which may be sought from Correspondent pursuant to
          Section 11 of the Agreement.

                    The Guarantor hereby represents and warrants that: the Guarantor has the power, authority and legal right to make, deliver and perform this Guarantee; this Guarantee has been duly executed and delivered on behalf of the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms; the execution, delivery and performance of this Guarantee will not violate any law, rule, regulation, judgment, order or decree binding upon the Guarantor or any agreement, instrument or understanding to which the Guarantor is a party or by which it is bound; and no consent of any other person and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or department or agency is required in connection with the execution, delivery and performance by the Guarantor, or the validity or enforceability against the Guarantor, of this Guarantee.

                    Guarantor irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States
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          District Court for the Southern District of New York, for purposes of any suit, action or other proceeding arising out of this Guarantee (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Guarantor further agrees that service of any process, summons, notice or document shall be made to Herzog by U.S. registered mail to 26 Broadway, New York, New York 10004, Attn:
          General Counsel, shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Guarantor irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Guarantee or the transactions contemplated hereby in (a) the Supreme Court of the State of New York, New York County, or
          (b) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                    This Guarantee shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to the conflicts of law principles of such State.


          CORPORATE GUARANTOR:                  Trade Plus, Inc.



                                          By    ___________________________
                                                William Asbury Porter
                                                Chairman


                                                480 California Avenue
                                                Suite 301
                                                Palo Alto, California 94306